                                                                    EXHIBIT 10.5


[NOTE: CERTAIN PORTIONS OF THIS DOCUMENT HAVE BEEN MARKED TO INDICATE THAT CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR THIS CONFIDENTIAL INFORMATION. THESE PORTIONS HAVE BEEN MARKED WITH THE CLAUSE "CONFIDENTIAL TREATMENT REQUESTED" AND/OR TWO ASTERISKS ENCLOSED IN BRACKETS (i.e., [**]). THE CONFIDENTIAL PORTIONS HAVE BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.]

                                                                    Confidential



                           CONTRACT SERVICES AGREEMENT
              RE: GENE EXPRESSION PROFILES IN RHEUMATOID ARTHRITIS


                THIS SERVICES AGREEMENT (this "Agreement"), is entered into as of June 12, 2001, by and between Encode ehf., a corporation formed under the laws of Iceland and wholly owned indirect subsidiary of deCODE genetics, Inc., having principal offices at Geirsgotu 9, 101 Reykjavik, Iceland ("Encode"), and Genmab A/S, a public limited liability company (aktieselskab) incorporated under the laws of Denmark having principal offices at Bredgade 23A 3rd Floor, DK-1260 Copenhagen K, Denmark (the "Client") (Encode and Client collectively, the "Parties" or each a "Party").

        WHEREAS, the Client wishes Encode to perform, and Encode wishes to perform, certain services as more particularly provided for, and upon the terms and conditions stated, in this Agreement.

        NOW, THEREFORE, in consideration of the promises and mutual covenants contained in this Agreement, the Parties hereto agree as follows:

1.      SERVICES.

        1.1.1 Encode shall perform the services for the Client (the "Services") as set forth and described in Schedule A attached hereto (the "Study Plan") and in Schedule B attached hereto (the "Target Development Plan"), including: (a) the Part I Subject Drug Study upon the terms set forth in Section 1.1.2; (b) the
                Part IA CD4 Study upon the terms set forth in Section 1.1.3; (c) upon the Successful Completion of the Part I Subject Drug Study and upon the terms set forth in Section 1.1.4, the Part II Subject Drug Study; (d) the Part IB CD4 Study upon the terms set forth in Section 1.1.5; (e) upon the Successful Completion of the Part I CD4 Study and upon the terms set forth in Section 1.1.6, the Part II CD4 Study; and (f) upon the initiation of each of the Part II Subject Drug Study and the Part II CD4 Study, those portions of the Target Development Study relating to Subject Drug and CD4, respectively. (The Target Development Study and the Drug Studies, including the Part I Subject Drug Study, Part II Subject Drug Study, Part IA CD4 Study, Part IB CD4 Study and Part II CD4 Study, as such terms are defined in Schedule A, Schedule B, the Study Plan or the Target Development Plan, collectively referred to herein as the "Studies"). Each of the Study Plan and Target Development Plan sets forth the Services to be performed, the fees (the "Fees") for such Services and the timeline (the "Timeline") for the progress and completion of such Services. Encode shall exercise commercially reasonable efforts to perform the Services set forth in each of the Study Plan and the Target Development Plan in a timely manner consistent with the Timeline for such Study. In connection with the conduct of the Studies, Encode shall maintain complete records of patient identification in accordance with applicable EU and U.S. requirements, clinical observations, laboratory tests and receipt and disposition of the drugs administered during the Studies in accordance with
                Section 3.1 hereof.

        1.1.2 Upon the execution of this agreement, the Parties shall, in accordance with Section 1.2, secure all necessary government approvals, including, but not limited to, those set forth by applicable institutional review boards and/or ethical committees, required in connection with identifying and enrolling the cohort of patients for the Part I Subject Drug Study. Upon the receipt of all such approvals, Encode will promptly initiate the Part I Subject Drug Study as set forth in the Study Plan.

        1.1.3 Upon the execution of this agreement, the Parties shall, in accordance with Section 1.2, secure all necessary government approvals, including, but not limited to, those set forth by applicable institutional review boards and/or ethical committees, required in connection with identifying and enrolling the cohort of patients for the Part IA CD4 Study. Within 90 days of receipt of all such approvals, Client will provide the Materials and Information relating to the identification and enrollment of the cohort of patients for the
                Part IA CD4 Study. Upon receipt of such Materials and Information, Encode will promptly initiate the Part IA CD4 Study as set forth in the Study Plan. If the patients for the for the
                Part IA CD4 Study are not enrolled by Client within the time frame set forth above, then Encode may, in its sole discretion, require Client to pay it [**] of the Fee set forth on Schedule A, which amount paid by Client will be credited against the amount which would be owed by Client in the event it later cures its non-performance by enrolling the required patients within one (1) year of the execution of this Agreement.

        1.1.4 Within thirty (30) days of Client receiving written report from Encode detailing the Successful Completion of the Part I Subject Drug Study, Client shall send to Encode its written response to such report in the event Client disagrees with the findings of the report or otherwise believes the Part I Subject Drug Study has not been completed successfully and the matter will be resolved through the dispute resolution procedures set forth in
                Section 12 hereof. In the event in the time frame set forth above that no response is received from Client or Client's response is in agreement with the findings of the report, the
                Part I Subject Drug Study shall be deemed to have succeeded (the "Success of the Part I Subject Drug Study"). Upon receipt of notice from Encode of the Success of the Part I Subject Drug Study, the Parties shall, in accordance with Section 1.2, secure all necessary government approvals, including, but not limited to, those set forth by applicable institutional review boards and/or ethical committees, required in connection with identifying and enrolling the cohort of patients for the Part II Subject Drug Study. Within 90 days of receipt of all such approvals, Client will provide the Materials and Information relating to the identification and enrollment of the cohort of patients for the Part II Subject Drug Study as set forth on Schedule A. Upon receipt of such Materials and Information, Encode will promptly initiate (a) the Part II Subject Drug Study as set forth in the Study Plan and (b) the Target Development Study as to Subject Drug as set forth in the Target Development Plan. If the patients for the Part II Subject Drug Study are not enrolled by Client within the time frame set forth above, then Encode may, in its sole discretion, require Client to pay it [**] of the Fee set forth on Schedule A, which amount paid by Client will be credited against the amount which would be owed by Client in the event it later cures its non-performance by enrolling the required patients within one (1) year of Client receiving notice from Encode of the Successful Completion of the Part I Subject Drug Study.

        1.1.5 Upon the unblinding of the Phase II HuMAX-CD4 study currently being undertaken by Client (the "CD4 Start Date"), the Parties shall, in accordance with Section 1.2, secure all necessary government approvals, including, but not limited to, those set forth by applicable institutional review boards and/or ethical committees, required in connection with identifying and enrolling the cohort of patients for the Part IB CD4 Study. Within 90 days of receipt of all such approvals, Client will provide the Materials and Information relating to the identification and enrollment of the cohort of patients for the
                Part IB CD4 Study as set forth on Schedule A. Upon receipt of such Materials and Information, Encode will promptly initiate the Part IB CD4 Study as set forth in the Study Plan. If the patients for the for the Part IB CD4 Study are not enrolled by Client within the time frame set forth above, then Encode may, in its sole discretion, require Client to pay it [**] of the Fee set forth on Schedule A, which amount paid by Client will be credited against the amount which would be owed by Client in the event it later cures its non-performance by enrolling the required patients within one (1) year of the CD4 Start Date.

        1.1.6 Within thirty (30) days of Client receiving written report from Encode detailing the Successful Completion of the Part I CD4 Study, Client shall send to Encode its written response to such report in the event Client disagrees with the findings of the report or otherwise believes the Part I CD4 Study has not been completed successfully and the matter will be resolved through the dispute resolution procedures set forth in Section 12 hereof. In the event in the time frame set forth above that no response is received from Client or Client's response is in agreement with the findings of the report, the Part I CD4 Study shall be deemed to have succeeded (the "Success of the Part I CD4 Study"). Upon receipt of notice from Encode of the Success of the Part I CD4 Study, the Parties shall, in accordance with
                Section 1.2, secure all necessary government approvals, including, but not limited to, those set forth by applicable institutional review boards and/or ethical committees, required in connection with identifying and enrolling the cohort of patients for the Part II CD4 Study. Within 90 days of receipt of all such approvals, Client will provide the Materials and Information relating to the identification and enrollment of the cohort of patients for the Part II CD4 Study as set forth on Schedule A. Upon receipt of such Materials and Information, Encode will promptly initiate (a) the Part II CD4 Study as set forth in the Study Plan and (b) the Target Development Study as to CD4 as set forth in the Target Development Plan. If the patients for the Part II CD4 Study are not enrolled by Client within the time frame set forth above, then Encode may, in its sole discretion, require Client to pay it [**] of the Fee set forth on Schedule A, which amount paid by Client will be credited against the amount which would be owed by Client in the event it later cures its non-performance by enrolling the required patients within one (1) year of Client receiving notice from Encode of the Successful Completion of the Part I CD4 Study.

        1.2 Client shall use commercially reasonable efforts to secure all necessary non-Icelandic government approvals, including, but not limited to, those set forth by applicable non-Icelandic institutional review boards and/or non-Icelandic ethical committees, required in connection with identifying and enrolling the cohort of patients for the each of the Drug Studies. Encode shall use commercially reasonable efforts to secure all necessary Icelandic government approvals, including, but not limited to, those set forth by applicable Icelandic institutional review boards and/or Icelandic ethical committees, required in connection with identifying and enrolling the cohort of patients for the each of the Drug Studies. In addition, Encode, through its investigators, will be responsible for the content and implementation of the final patient consent form which prior to use will be approved (i) by an institutional review board established pursuant to 21 C.F.R. Part 56 ("IRB"), if the Study will be conducted in the United States, and by any required governmental agency or comparable organization, if the study will be conducted outside the United States, and (ii) by the Client. Each Party will give reasonable assistance to the other Party in connection with obtaining any such approvals.

        1.3 Encode will track the overall safety of the Studies and will alert the Client to any actual or potential safety concerns, reporting all adverse reactions and side effects to Client in accordance with the Study Plan and Target Development Plan, as applicable, and all applicable laws, rules and regulations.

        1.4 It is agreed that Client's scientific and/or quality assurance personnel may visit Encode upon reasonable advance notice at any mutually convenient time(s) for the purpose of monitoring the Services; provided that such visits do not materially interfere with Encode's business. Encode will promptly notify Client's Principal Scientist (set forth on Schedule A and Schedule B, respectively) of any unforeseen or unusual happenings which may affect the outcome of the Services.

        1.5 Encode warrants that the Services shall be provided in accordance with: (a) the Study Plan; and (b) in good scientific manner and in accordance with current good clinical practice; and (c) all applicable national, federal, state and local laws, regulations and guidelines, including, without limitation, all applicable health and environmental standards.

2.      CLIENT'S MATERIAL AND INFORMATION.

        2.1 The Client shall provide to Encode the relevant information and materials required to perform the Services as described in Schedule A and Schedule B, respectively (the "Materials and Information"), at Client's sole cost and expense. Title to the Materials and Information shall remain with Client at all times.

        2.2 Client warrants, as of the date hereof, that to the best of its knowledge it is the owner of the Materials and Information or is otherwise permitted to transfer the Materials and Information to Encode for the purposes contemplated by this Agreement without infringing any intellectual property rights of any other party; provided, such warranty does not extend to Encode's use of such Materials and Information.

        2.3 The Materials will be used by Encode in compliance with the terms and conditions of this Agreement, and all applicable laws and regulations. Upon termination of this Agreement, Encode shall, at its option, either dispose of the Materials in the manner described in the Information provided by Client, or return the Materials to Client for its disposal, at Client's expense.

        2.4 Encode will at all times retain possession or control of the Materials and will provide the Materials only to Encode's employees and/or consultants, including its investigators) who are directly involved in providing Services under this Agreement. Pursuant to Section 9.3, such employees and/or consultants of Encode shall be bound by obligations of confidentiality no less restrictive than those contained in this Agreement.

3.      RECORDS AND REPORTING.

        3.1 Encode shall keep complete and accurate records, including reports of all Services performed by it under this Agreement. Such records shall be available at all reasonable times during normal business hours for inspection, examination or copying by or on behalf of the Client at Client's expense. Encode agrees to retain all such records other than such records relating to clinical trials, including all raw data, at any site selected from time to time by Encode for a period of not less than two (2) years from the date of termination of this Agreement. Encode agrees to retain all records relating to clinical trials undertaken in the Studies, including all raw data, at the site where such clinical studies are performed for a period of not less than five (5) years from the date of termination of this Agreement. Encode alone shall pay for all such storage costs during such time periods. However, after the expirations of such two (2) and five (5) year time periods, respectively, Client may, at its option, either have Encode submit all such records to Client or pay a data storage charge at the rate Encode charges for data storage for Encode to continue to retain such records. (No raw data will be discarded by Encode without prior written notice to Client.)

        3.2 Encode shall provide data and information as specified in Schedule A and Schedule B, respectively (the "Deliverables") and a final report summarizing the Results (as defined in Section 7.10) of the Services at the completion of the Services (the "Final Report").

4. COMPENSATION; PAYMENT. As consideration for the Services provided by Encode under this Agreement, Encode shall receive the Fees according to the terms set forth on Schedule A and Schedule B, respectively, and in accordance with the payment schedule set forth on Schedule A and Schedule B, respectively. For late payment (more than 30 days) Encode shall charge a monthly late payment fee, on the first day of each month, calculated as a percentage of the total amount then outstanding, at the rate of ten (10%) percent plus the last interest rate set by the European Central Bank in the month for which the fee is calculated.

5.      TERMINATION.

        5.1 In the event that either Party is in material breach of the Agreement, the other Party may terminate the Agreement upon 60 days' prior written notice, during which time the Party in breach may cure such default. In the event of such a termination due to the Client's material breach (unless otherwise provided in Section 5.2), the Client shall pay Encode all compensation for Services that shall have accrued, in accordance with the Fees and payment terms set forth in Schedule A and Schedule B, respectively, as of the effective date of such termination.

        In the event that such notice is given by Encode, Encode shall immediately use reasonable efforts to reduce loss and cost to the Client as the result of such termination. Additionally, in such a case the Client's obligations will be to pay the balance of any Encode fees incurred as of the date of termination, including any uncancellable legal obligations to third parties relating to the performance of the Services under this Agreement, such as, by way of example, purchase orders which were entered into prior to receiving the notice of termination.

        5.2 In the event that Encode is not able to provide any of the Services required in connection with completing any one of the Studies, and such event is due to Encode's gross negligence or willful misconduct in its performance of the Services in connection with the Study in question, Encode will reimburse the Client for fees paid to Encode in connection with those Services rendered for the Study in question.

6. SCHEDULE REVISIONS. It is understood by the Parties that certain tasks involved in the performance of the Services may need to be confirmed and/or modified as the Services progress and Schedule A and/or Schedule B may require amendment to meet the Client's objectives. Schedule A and/or Schedule B may be revised by agreement between the Parties, provided that the Party suggesting the revision communicates the same in a signed writing to the other Party, and within ten days thereafter, the other Party indicates acceptance thereof in a signed writing. In the event that the revision has an impact on the Fees in Schedule A or Schedule B, Encode shall promptly advise the Client of adjustments thereto. No change to the Services in Schedule A or Schedule B shall be implemented before Encode has received written concurrence from Client to the change to the Services in Schedule A or Schedule B and to any consequent change in the Fees in Schedule A or Schedule B.

7.      OWNERSHIP OF RESULTS AND DATA RETENTION.

        7.1 "Diagnostic Invention" shall mean any patentable invention or discovery conceived or reduced to practice during and as a part of the Drug Studies performed pursuant to this Agreement by Encode's investigators, employees, or consultants or jointly by such an individual or individuals with one or more employees of Client. Here and throughout this Agreement, the terms "conceived" and "reduced to practice" shall be given the meaning of those terms as they appear in 35 USC Section 102(g). Inventions made solely by Encode's investigators, employees or consultants shall be the sole property of Encode. Inventions made jointly by Encode's investigators, employees or consultants with one or more employee of Client shall be owned jointly by Encode and Client.

        7.2 Encode will offer the Client the first opportunity to enter into a royalty-bearing license agreement to practice such Diagnostic Invention for use in diagnostic applications, by exercise of the option provided for in
Section 7.6.1. Encode shall retain all rights to practice such Diagnostic Invention for all purposes other than for use in diagnostic applications. Such license shall be [**] in which patents are valid and enforceable for which the Client does not reasonably assume out-of-pocket costs associated with obtaining and maintaining letters patent in [**]. All remaining terms of the license, including payment (in U.S. dollars) to Encode of running royalties on a percentage of net sales, to be at least [**] and at most [**], and aggregate milestone payments, to be at least [**] and at most [**], shall be established in good faith negotiation by the Parties; provided that the Parties intend that such terms, royalties, and payments will be determined based on the customary standards in agreements between commercial entities, taking into account (1) the type of product that will be developed from such Diagnostic Invention; (2) the level of contribution of each Party to the development of such product; (3) whether such Diagnostic Invention is solely owned by Encode or jointly by Encode and the Client; (4) the degree to which the product will contain active components covered by intellectual property other than the Diagnostic Invention;
(5) the expected size of the market for such product; and (6) the projected cost of developing such product.

        7.3 In the event Client exercises its option under Section 7.2 and a definitive agreement is reached for such license pursuant to Sections 7.6.1 and 7.7, Encode shall have an option under such definitive agreement to elect to retain or reacquire a [**] right to practice such Diagnostic Invention for use in diagnostic applications except such applications relating to HuMAX-CD4 (including, without limitation, diagnostic applications relating to the Subject
Drug). In the event Encode exercises such option, (a) the license granted under the definitive agreement shall be [**] and (b) Encode shall pay Client ("Encode's Payments") [**] of the payments made by Client hereunder (which payments have not been reimbursed under other such licenses or in connection with Section 7.7) prior to and including the stage of the Drug Studies in which such Diagnostic Invention was discovered. [**] of Encode's Payments shall be made as milestone payments under such license corresponding to the milestones under which Client will be making payments to Encode. Up to [**] of Encode's Payments shall be made as royalty payments under such license corresponding to the royalty payments under which Client will be making payments to Encode.






        7.4 "Therapeutic Invention" shall mean any patentable invention or discovery conceived or reduced to practice during and as a part of the Target Development Study performed pursuant to this Agreement by Encode's investigators, employees, or consultants or jointly by such an individual or individuals with one or more employees of Client. Here and throughout this Agreement, the terms "conceived" and "reduced to practice" shall be given the meaning of those terms as they appear in 35 USC Section 102(g). Inventions made solely by Encode's investigators, employees or consultants shall be the sole property of Encode. Inventions made jointly by Encode's investigators, employees or consultants with one or more employee of Client shall be owned jointly by Encode and Client. (Diagnostic Invention and Therapeutic Invention may be collectively and individually referred to as an "Invention").

        7.5 Encode will offer the Client the first opportunity to enter into a royalty-bearing license agreement to practice such Therapeutic Invention for use in human monoclonal antibody products, by exercise of the option provided for in Section 7.6.2. Encode shall retain all rights to practice such Diagnostic Invention for all purposes other than for use in diagnostic applications. Such license shall be

[**] in which patents are valid and enforceable for which the Client does not reasonably assume out-of-pocket costs associated with obtaining and maintaining letters patent in [**]. All remaining terms of the license, including payment (in U.S. dollars) to Encode of running royalties on a percentage of net sales, to be at least [**] and at most [**], and aggregate milestone payments, to be at least [**] and at most [**], shall be established in good faith negotiation by the Parties; provided that the Parties intend that such terms, royalties, and payments will be determined based on the customary standards in agreements between commercial entities, taking into account (1) the type of product that will be developed from such Therapeutic Invention; (2) the level of contribution of each Party to the development of such product; (3) whether such Therapeutic Invention is solely owned by Encode or jointly by Encode and the Client; (4) the degree to which the product will contain active components covered by intellectual property other than the Therapeutic Invention; (5) the expected size of the market for such product; and (6) the projected cost of developing such product.

        7.6.1 Encode shall promptly notify the Client, in writing, of any Diagnostic Invention. The notice shall provide a reasonably detailed written description of the Diagnostic Invention. The Client shall have the option to obtain the license identified in Section 7.2 with respect to the identified Diagnostic Invention by written notification to Encode at any time prior to [**]; provided, however that if, at any time after the completion of the Services set forth in the Study Plan (regardless of the results obtained in any of the Studies in the Study Plan or whether or not the Part II Subject Drug Study or the Part II CD4 Study were undertaken pursuant to Sections 1.1.2 and 1.1.4, respectively, provided the various time periods for the delivery of the Materials and Information by Client have expired), Encode receives a bona fide offer from [**] such Diagnostic Invention, then Client shall have [**] from receipt of notice of such [**] from Encode to [**] in accordance with Section
7.7. In the event of [**], a failure by the Client to timely notify Encode shall be deemed a waiver of the [**] with respect to the identified Diagnostic Invention, but not with respect to other Inventions subject to this Agreement. In the event Encode enters into license negotiations with a third party with regard to a Diagnostic Invention pursuant to Sections 7.6.1 or 7.7, Encode shall use reasonable efforts to ensure that such third party licensee shall (a) grant to Client the right to use such Diagnostic Invention during clinical trials of HuMAX-CD4, and (b) to market any diagnostic product resulting from such Diagnostic Invention in the United States.

        7.6.2 Encode shall promptly notify the Client, in writing, of any Therapeutic Invention. The notice shall provide a reasonably detailed written description of the Therapeutic Invention. The Client shall have [**] after receipt of such notice to exercise the option to obtain the license identified in Section 7.5 with respect to the identified Therapeutic Invention by written notification to Encode. A failure by the Client to timely notify Encode shall be deemed a waiver of the Client's option with respect to the identified Therapeutic Invention, but not with respect to other Inventions subject to this Agreement.

        7.7 If the Client exercises an option pursuant to Sections 7.6.1 or 7.6.2, the Parties shall immediately enter into negotiations for the definitive license agreement. If a license has not been executed within [**] of the Client's exercise of the option, Client shall reduce to a writing a summary of the terms last offered by Client (the "Minimum Terms"). After the passage of such [**] period of time, Encode shall have the right to grant such license rights to a third party, provided that if the terms of such license sets forth the same terms as the Minimum Terms or terms more favorable to such third party than the Minimum Terms, then Encode will present such terms to Client and Client shall have the right to accept such terms, and further provided that, within [**] after the execution of such a third party license, Encode shall reimburse Client for [**] of (a) the payments made by Client hereunder (which payments have not been reimbursed under other such licenses or in connection with Section 7.3) prior to and including the stage of the Drug Studies in which such Diagnostic Invention was discovered, in the case of a license to a Diagnostic Invention, or (b) the payments made by Client to Encode in connection with the Target Development Study (which payments have not been reimbursed under other such licenses), in the case of a license to a Therapeutic Invention.

        7.8 The right of publication by Encode, as indicated in Section 10, shall not be affected by a license to any Invention. Further, Encode shall retain all rights to practice any Diagnostic Invention for all purposes other than for use in diagnostic applications, and Encode shall retain all rights to practice any Therapeutic Invention for all purposes other than for use in human monoclonal antibody products.

        7.9 At any time that Encode is providing information to Client regarding an Invention, if Encode is interested in entering into a collaborative development and marketing arrangement with respect to either a Diagnostics Invention or a Therapeutic Invention for which Client has an option as described above, Encode shall so advise Client. If Client is interested in pursuing such an arrangement in lieu of exercising its option for a license, then Client shall advise Encode within [**] thereafter (or such longer period if such time is otherwise extended by written agreement of Encode and Client), the option exercise right shall be deferred, and the Parties shall enter into good faith negotiations for such an arrangement. If the Parties do not enter into definitive documents for such an arrangement within [**] thereafter, then Client will have [**] to advise Encode of its desire to exercise its option to acquire a license, in which case the Parties will follow the procedure for such negotiations set forth in Section 7.2 or 7.5, as the case may be.

        7.10 For purposes of this Agreement, "Study Results" with respect to each of the Target Development Study and the Drug Studies, including the Part I Subject Drug Study, Part II Subject Drug Study, Part IA CD4 Study, Part IB CD4 Study and Part II CD4 Study, shall mean any and all data, results and information, other than Inventions, generated by or arising from the conduct of each of such Studies pursuant to this Agreement. For purposes of this Agreement, "Results" shall mean the Study Results for all of the Studies.

        7.11 Encode shall own the Study Results with respect to Part I Subject Drug Study, Part II Subject Drug Study, and the Target Development Study, (collectively, "Encode's Study Results"), and shall have the right to use Encode's Study Results for any purposes and in any manner without obligation to the Client, except that with respect to any Encode's Study Results relating to any Materials provided by the Client that are proprietary to the Client, Encode shall not have the right to publish Encode's Study Results except as provided in
Section 10. The Client shall have the right to (i) use Encode's Study Results for the purpose of developing, marketing and selling HuMAX-CD4, or products developed therefrom, that are proprietary to the Client, including the right of publication pursuant to Section 10, (ii) include Encode's Study Results in submissions to the FDA and other regulatory authorities, and (iii) include Encode's Study Results in marketing materials to the extent permitted by law.

        7.12 Client shall own the Study Results with respect to Part IA CD4 Study, Part IB CD4 Study and Part II CD4 Study, (collectively, "Client's Study Results"), and shall have the right to use Client's Study Results for any purposes and in any manner without obligation to Encode. Encode shall have the right to (i) exploit Client's Study Results for its internal research and discovery purposes (as opposed to the development, commercialization or other exploitation of products or technology resulting therefrom), without the consent of the Client; and (ii) store and use Client's Study Results in the Icelandic Health Sector Database and the genealogical and genotypic databases of deCODE genetics, Inc. and its affiliates (collectively, "deCODE") and such other databases as may be created or developed by deCODE from time to time during the term of this Agreement.

        7.13 Except as expressly set forth in this agreement or any subsequent license agreement that is executed between the Parties pursuant to
Section 7.7, the Parties will follow United States laws of inventorship with respect to ownership and patenting rights.

8. NO OTHER RIGHTS. Except as otherwise provided in this Agreement and as necessary for Encode to conduct the Study, under no circumstances will either Party, as a result of this Agreement, obtain any ownership, license or other interest or rights in any technology, material or intellectual property of the other Party, including any items transferred by such other Party to such Party at any time pursuant to this Agreement, except as specifically provided in this Agreement.

9.      CONFIDENTIALITY.

        9.1 For the purposes of this Agreement, the term "Client's Confidential Material" shall mean: (a) the Materials; (b) any information specifically relating to the Materials that (i) is provided by Client to Encode in accord with the provisions of this Agreement; or, (ii) arises from the Services; or (c) any information specifically relating to Client's Study Results. The term "Encode's Confidential Material" shall mean (a) any information specifically relating to Encode's Study Results; or (b) relates to Encode's operations, including without limitation, Encode's proprietary inventions, processes and other assets, including but not limited to proprietary methods, procedures and techniques, procedure manuals, personal and scientific data, financial information, computer technical expertise and software which have been independently developed by Encode. The term "Confidential Material" shall refer to Client's Confidential Material and/or Encode's Confidential Material collectively and/or separately as the case might be.

        9.2 To be considered Confidential Material, information must either be supplied in written, graphic, photographic, electronic or other tangible form, marked "Confidential" and identified as being disclosed under this Agreement, or initially disclosed in oral or another non-tangible form and subsequently reduced to writing and marked "Confidential" by the Party making the disclosure (the "Disclosing Party") within thirty (30) days of the date of initial disclosure. Client's Confidential Material shall include the Information. Notwithstanding the foregoing, Confidential Material shall not include information that: (a) can be demonstrated by the Party receiving the disclosure (the "Receiving Party") to have been publicly known at the time of the Disclosing Party's disclosure of such Confidential Material to the Receiving Party; or, (b) can be demonstrated to have been in the possession of the Receiving Party prior to the Disclosing Party's disclosure of such Confidential Material to the Receiving Party; or, (c) is obtained by the Receiving Party from a third party who has a lawful right to disclose such information free of any obligation to the Disclosing Party; or (d) becomes part of the public domain or publicly known, by publications or otherwise, not due to any unauthorized act or omission by the Receiving Party; or, (e) can be demonstrated as independently developed or acquired by the Receiving Party without reference to or reliance upon such Confidential Material, as evidenced by the Receiving Party's written records.

        9.3 During the term of this Agreement and for a period of five (5) years thereafter, each Receiving Party shall: (a) maintain in strict confidence all of the Disclosing Party's Confidential Material; (b) limit access to the Disclosing Party's Confidential Material to those of its employees, affiliates and consultants who reasonably need to know the Disclosing Party's Confidential Material, and who are bound by obligations of confidentiality no less restrictive than those contained in this Agreement; (c) advise any and all such employees, affiliates and consultants of the confidential nature of the other Party's Confidential Material; (d) use the Disclosing Party's Confidential Material solely for the performance of its obligations hereunder; (e) ensure that any Party to which the Disclosing Party's Confidential Material is disclosed shall abide by the provisions of this Agreement; and (f) except as is provided for by this Agreement, not disclose any of the Disclosing Party's Confidential Material to any third party for any reason without the prior written consent of the Disclosing Party.

        9.4 The foregoing obligations of confidentiality not withstanding, the Receiving Party shall be entitled to disclose the Disclosing Party's Confidential Material when such disclosure is required by law, governmental regulation, or court order, provided that (a) the Receiving Party notifies the Disclosing Party in advance of any such disclosure, with sufficient notice to permit the Disclosing Party to seek a protective order, and the Receiving Party shall assist the Disclosing Party to obtain such protective order at the Disclosing Party's expense, and (b) in the event that time is not available to notify the Disclosing Party as set forth in (a) above, the Receiving Party shall seek such protective order itself at the Disclosing Party's reasonable expense, and (c) such disclosure is limited to the Disclosing Party's Confidential Material requested and only to the extent necessary to comply with the order, and (d) the Receiving Party shall continue to treat as Confidential all such information with respect to other third parties.

        9.5 All Confidential Material shall remain the exclusive property of the Disclosing Party and shall be promptly returned or destroyed by the Receiving Party upon request of the Disclosing Party and, in any event, following the expiration or termination of this Agreement (provided that the Receiving Party shall be entitled to retain a single copy thereof for archival purposes only).

        9.6 Nothing in this Section 9 shall be construed to prevent each of the Parties from disclosing the existence of the relationship with the other Party pursuant to this Agreement, including the right to use the name of the other Party in any such disclosure.

        9.7 This provision shall supercede any prior agreements between the Parties relating to confidentiality obligations.

        10      PRESS RELEASES; PUBLICATIONS.

        10.1 PRESS RELEASES. Press releases or other similar public communication by any Party relating to this Agreement, shall be approved in advance by the other Party, which approval shall not be unreasonably withheld or delayed, except for those communications required by applicable law (which shall be provided to the other Party as soon as practicable after the release or communication thereof), disclosures of information for which consent has previously been obtained, and information of a similar nature to that which has been previously disclosed publicly with respect to this Agreement, each of which shall not require advance approval.

        10.2 PUBLICATIONS. The Parties acknowledge that scientific lead-time is a key element of the value of the research and development activities under this Agreement and further agree that scientific publications must be strictly monitored to prevent any adverse effect from premature publication of results of the research or development activities hereunder. At least sixty (60) days prior to submission of any material related to the research or development activities hereunder for publication or presentation, the submitting Party shall provide to the other Party a draft of such material for its review and comment. The receiving Party shall provide any comments to the submitting Party within thirty
(30) days of receipt of such materials. No publication or presentation with respect to the research or development activities hereunder which relate to Client's proprietary Materials shall be made by Encode unless and until Client's comments on the proposed publication or presentation have been addressed, changes have been agreed upon, and any information determined by Client to be Confidential Material has been removed. With respect to any other publication or presentation with respect to the research and development activities undertaken hereunder, neither Party shall make any publication or presentation without the prior review of the other Party, which shall not be unreasonably delayed and the publishing party shall take into consideration any comments made by the other party on the proposed publication or presentation. In all cases, each Party agrees that such Party shall provide appropriate representation and acknowledgement of the other Party in any publication or presentation for the respective contributions of the scientists employed by the other Party with regard to the subject matter of such publication or presentation. If requested in writing by the other Party, the submitting Party shall withhold material from submission for publication or presentation for an additional sixty (90) days to allow for the filing of a patent application or the taking of such measures to establish and preserve proprietary rights in the information in the material being submitted for publication or presentation.

11.     INDEMNIFICATION.

        11.1 The Client agrees that it will indemnify and hold harmless Encode, its directors, officers, employees and agents against any and all amounts paid or payable to third parties (including reasonable attorneys' fees) arising out of actions, suits, claims, demands or prosecutions ("Actions") arising from this Agreement that may be brought or instituted against Encode, its directors, officers, employees and agents, unless such Action is the result of Encode's gross negligence or willful misconduct in connection with the Services. Notwithstanding the foregoing Client shall not be liable to Encode for any amount exceeding the aggregate fees actually paid by the Client to Encode under this Agreement.

        11.2 Encode agrees that it will indemnify and hold harmless the Client, its directors, officers, employees and agents against any and all amounts paid or payable to third parties (including reasonable attorneys' fees) arising out of Actions arising from this Agreement that may be brought or instituted against the Client, its directors, officers, employees and agents, unless such Action is the result of Client's gross negligence or willful misconduct in connection with the Services. Notwithstanding the foregoing Encode shall not be liable to the Client for any amount exceeding the aggregate fees actually paid by the Client to Encode under this Agreement.

        11.3 Each of Encode and the Client, at its own expense, will maintain insurance coverage (including appropriate tail coverage) of a type and amount to cover any and all costs, demands, losses, liabilities and expenses with respect to which such Party is obligated to indemnify the other Party under this Agreement. Either Party, upon the request of the other Party, will provide written evidence of such coverage.

        11.4 Any person seeking indemnification under this Section 11 (an "indemnified Party"): (i) will give the Party obligated to indemnify (the "indemnifying Party") prompt notice of any Action as soon as practicable; (ii) will permit the indemnifying Party to control any litigation or dispute resolution concerning, and the disposition of, such Actions, so long as such disposition does not materially adversely affect the indemnified Party or its affiliates; and (iii) will fully cooperate with the indemnifying Party and its legal representatives in the investigation of any matter that is the subject of indemnification.

        11.5 Encode warrants that the Services shall be conducted with reasonable care in accordance with Schedule A and Schedule B. In the event that Encode defaults on this warranty with respect to the Services or any portion thereof, the Client's sole and exclusive remedy shall be to have Encode correct or re-perform such Services or, if Encode reasonably determines that such remedy is not economically or technically feasible, to obtain an equitable partial or full refund of amounts paid with respect to the defective Services. This warranty is in lieu of any and all other warranties relating to the Services, expressed or implied, including, without limitation, any implied warranties of merchantability or fitness for a particular purpose.

12. USE OF NAMES. Each Party may use the name, insignia, symbol, trademark, trade name or logotype of another Party only (a) in connection with announcements and other permitted disclosures relating to this Agreement and the activities contemplated hereby, (b) as required by Applicable Law, and (c) otherwise as agreed in writing by such other Party.

13. DISPUTES. Any dispute that may arise relating to the terms of this Agreement or the activities of the Parties hereunder shall be referred to the Chief Executive Officers of each of the Parties (or their respective designees) who shall use their good faith efforts to mutually agree upon the proper course of action to resolve the dispute. If any dispute is not resolved by the Chief Executive Officers (or their designees) within ten (10) business days after an issue is referred to them, or such longer period as the Chief Executive Officers (or their respective designees) may collectively agree, then either Party shall have the right to pursue arbitration in accordance with Section 23 or to pursue such other dispute resolution mechanism as the Parties may agree.

14. DELAYS. During the term of this Agreement, if either Party ("Delayed Party") experiences any delays in its performance of any of the Services as a result, in whole or in part, due to the other Party's ("Delaying Party") inability to provide Delayed Party with the required Materials and/or Information, Delayed Party reserves the right to adjust the Timeline and the Fees, if appropriate, to compensate

Delayed Party for loss of use of resources and permit Delayed Party to reschedule such Services in a manner consistent with its obligations under other contracts. In such event, Delayed Party shall promptly notify Delaying Party of any such adjustments.

15. FORCE MAJEURE. Neither Party shall be held liable or responsible to the other Party nor be deemed to be in default under, or in breach of any provision of, this Agreement for failure or delay in fulfilling or performing any obligation of this Agreement when such failure or delay is due to force majeure, and without the fault or negligence of the Party so failing or delaying. For purposes of this Agreement, force majeure is defined as causes beyond the control of the Party, including, without limitation, acts of God; acts, regulations, or laws of any government; war; civil commotion; destruction of production facilities or materials by fire, flood, earthquake, explosion or storm; labor disturbances; epidemic; and failure of public utilities or common carriers. In such event Encode or the Client, as the case may be, shall immediately notify the other Party of such inability and of the period for which such inability is expected to continue. The Party giving such notice shall thereupon be excused from such of its obligations under this Agreement as it is thereby disabled from performing for so long as it is so disabled and the 30 days thereafter. To the extent possible, each Party shall use reasonable efforts to minimize the duration of any force majeure. Notwithstanding the foregoing, this provision shall not excuse any obligation of either Party to make any payment under this Agreement when due.

16. SURVIVAL. The respective rights and obligations of the Parties hereto contained in Sections 1.3, 2.2, 3.1, 4, 7, 8, 9, 10, 11, 12, 13, 19 and 24 shall survive the expiration or earlier termination of this Agreement.

17. INDEPENDENT CONTRACTOR. The relationship between Encode and the Client is one of independent contractor and not one of partnership, principal and agent, employer and employee, joint venturers or otherwise. Neither Party shall have the power or right to bind or obligate the other.

18. NOTICE. Any notice or other communication required or permitted to be given under this Agreement shall be in writing and shall be deemed given on the date actually received if delivered personally, by facsimile (receipt confirmed), by e-mail (receipt confirmed) or if sent by overnight mail by a courier guaranteeing overnight delivery (signature required). No notices or other communications made pursuant to this Agreement shall be made via e-mail if such notice or other communication contains any Confidential Information of either Party. Notices and other communications to each of the Parties shall be addressed to the Parties at the following addresses:


        If to Encode, to:

               Encode
               Geirsgotu 9, 101
               Reykjavik, Iceland
               Attention:    Thor Sigthorsson
                             cc: Hakon Hakonarson
               Tel:  354 510 9900
               Fax:  354 510 9901

               E-mail:  thor@encode.is
                        cc: hakonh@decode.is


        If to Client, to:

               Genmab A/S
               Bredgade 23, 3rd Floor
               1260 Copenhagen
               Denmark
               Attention: President
               Tel:  45 7020 2728
               Facsimile:  45 7020 2729
               E-mail: ldrakeman@aol.com


19. GOVERNING LAW. This Agreement shall be construed under the laws of the State of New Jersey without regard to principles of conflicts of law.

20. SEVERABILITY. If one or more provisions of this Agreement shall be found to be illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby, provided the surviving Agreement materially comports with the original intent of the Parties.

21. WAIVER. Waiver by either Party of any breach of this Agreement shall not constitute a waiver of any subsequent breach of this Agreement.

22. AMENDMENTS. This Agreement shall be modified or amended only by a writing signed by the Parties.

23. ASSIGNMENT. Except in connection with the transfer or sale by either Party of all or substantially all of its assets to which this Agreement applies, or the merger or consolidation of a Party hereto with a third party, this Agreement may not be assigned by either Party without the prior written consent of the other. In the event of a transfer, sale, merger, or consolidation in which a Party hereto is not the surviving Party, this Agreement will be assigned without modification to said Party's successor, and the Agreement shall continue unaltered for its remaining term unless otherwise agreed upon between the Parties at the time of any such occurrence.

24. ARBITRATION. If a dispute shall arise between the Parties concerning this Agreement, the Parties shall submit such dispute to binding arbitration by a single arbitrator, who shall be appointed and act in accordance with the then current commercial arbitration rules promulgated by the CPR Institute for Dispute Resolution. Any such arbitration shall be conducted exclusively in New York, New York. The decision of such arbitrator shall be in writing and shall be final and binding upon the Parties.

25. ENTIRE AGREEMENT. This Agreement constitutes the entire Agreement between the Parties with respect to the subject matter hereof and supersedes all prior negotiations, representations and agreements, oral or written, with respect to the subject matter hereof. All of the terms and provisions of this Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties hereto and their respective permitted successors and assigns.

26. COUNTERPARTS; FACSIMILE SIGNATURES. This Agreement may be executed in two or more counterparts, each of which shall constitute an original document, and all of which together shall constitute one and the same instrument. This Agreement may be executed by facsimile signatures and such signatures shall be deemed to bind each party hereto as if they were original signatures.

                                      * * *

    IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed by its duly authorized representative as of the Effective Date.


Encode ehf.

        By:    /s/ Thor Sigthorsson
               ------------------------------------
        Name:  Thor Sigthorsson
        Title: Managing Director



Genmab A/S

        By:    /s/ Dr. Lisa N. Drakeman
               ------------------------------------
        Name:  Dr. Lisa N. Drakeman
        Title: Chief Executive Officer



        By:    /s/ Michael Wolff Jensen
               ------------------------------------
        Name:  Michael Wolff Jensen
        Title: Chief Financial Officer & Head of Legal Department

                                   SCHEDULE A


CONTRACT INFORMATION

---------------------------------------------------------------------------------------------------------------------------
Description of Study      The study plan entitled "Pharmacogenomics of [**] and [**] Failures and HuMAX-CD4 Responders
Plan:                     and Diagnostic Tests" dated June 12, 2001 (the "Study Plan").
---------------------------------------------------------------------------------------------------------------------------
Services to be
Performed by Encode:      The drug studies as set forth in the Study Plan (the "Drug Studies").
---------------------------------------------------------------------------------------------------------------------------
Materials and             1.   [**] and [**] inhibitor and HuMAX-CD4 monoclonal antibody for in vitro studies.
Information to be         2.   Identification and enrollment of patient cohort for Part I CD4 Study.
provided by Client:       3.   Upon the occurrence of the Successful Completion of the Part I Subject Drug Study, as
                               such term is defined in the Drug Studies, identification and enrollment of patient cohort for Part II Subject Drug Study.
                          4.   Upon the occurrence of the Successful Completion of the Part I CD4 Study, as such term is defined in the Drug Studies, identification and enrollment of patient cohort for Part
                               II CD4 Study.
---------------------------------------------------------------------------------------------------------------------------
Deliverables of Encode:   1.   Diagnostic test for use in rheumatoid arthritis that separates Subject Drug therapy non-responders with [**] or greater predictive accuracy ("Test A").
                          2.   Custom DNA array and protocol for performing Test A.
                          3.   Diagnostic test that separates HuMAX CD4 therapy responders with [**] or greater predictive accuracy ("Test B").
                          4.   Custom DNA array and protocol for performing Test B.
---------------------------------------------------------------------------------------------------------------------------
Client's Principal
Scientist:
Address:
Facsimile:
---------------------------------------------------------------------------------------------------------------------------
Timeline for Completion   -    The Drug Studies will be completed in [**] months after study initiation with an
of Study:                      interim report after 6 months.
---------------------------------------------------------------------------------------------------------------------------
Fee, Payment and Cost     Fee: [**] for performance of the Drug Studies (see Budget attached to the Drug Studies for
Terms:                    detailed break down).  The following percentage of the Fee will be paid by Client upon the occurrence of the following events: [**]

                              -


                          Cost: In addition to the Fee, up to a total of [**] will be paid by Client to reimburse Encode for the actual cost of Affymetrix U95A gene chips as and when such costs are actually incurred by Encode during the course of conducting the studies.
---------------------------------------------------------------------------------------------------------------------------

ACCEPTED AND AGREED TO:

Encode ehf.

        By:    /s/ Thor Sigthorsson
               ------------------------------------
        Name:  Thor Sigthorsson
        Title: Managing Director



Genmab A/S

        By:    /s/ Dr. Lisa N. Drakeman
               ------------------------------------
        Name:  Dr. Lisa N. Drakeman
        Title: Chief Executive Officer



        By:    /s/ Michael Wolff Jensen
               ------------------------------------
        Name:  Michael Wolff Jensen
        Title: Chief Financial Officer & Head of Legal Department

                                   SCHEDULE B

CONTRACT INFORMATION

---------------------------------------------------------------------------------------------------------------------
Description of the     The target development plan entitled "Identification of Novel Therapeutic Targets in
Target Development     Rheumatoid Arthritis" dated June 12, 2001 (the "Target Development Plan").
Plan:
---------------------------------------------------------------------------------------------------------------------
Services to be
Performed by Encode:   The Target Development Study as set forth in the Target Development Plan (the "Target
                       Development Study")

---------------------------------------------------------------------------------------------------------------------
Materials and
Information to be
provided by Client:



---------------------------------------------------------------------------------------------------------------------
Deliverables:          1.   Candidate targets for therapeutic human monoclonal antibodies in RA based on gene expression profiles, analysis of genetic association of SNP haplotypes for the candidate targets in RA.

---------------------------------------------------------------------------------------------------------------------
Client's Principal
Scientist:

Address:



Facsimile:
---------------------------------------------------------------------------------------------------------------------
Timeline:              [**] months after identification of selected genes.


---------------------------------------------------------------------------------------------------------------------
Fee and Payment        Fee: $ [**] for performance of the Target Development Study.
Terms:
                          -   The following percentage of the Fee will be paid by Client upon the occurrence of the following events:[**]



---------------------------------------------------------------------------------------------------------------------

ACCEPTED AND AGREED TO:

Encode ehf.

        By:    /s/ Thor Sigthorsson
               ------------------------------------
        Name:  Thor Sigthorsson
        Title: Managing Director



Genmab A/S

        By:    /s/ Dr. Lisa N. Drakeman
               ------------------------------------
        Name:  Dr. Lisa N. Drakeman
        Title: Chief Executive Officer



        By:    /s/ Michael Wolff Jensen
               ------------------------------------
        Name:  Michael Wolff Jensen
        Title: Chief Financial Officer & Head of Legal Department